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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion of our report dated December 11, 1998 on our audit of the financial statements of Warburg, Pincus Institutional Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 17 to the Registration Statement (No. 33-47880) on Form N-1A under the Securities Act of 1933 of Warburg, Pincus Institutional Fund, Inc. We also consent to the references to our Firm under the heading "Financial Highlights" in the Prospectuses and "Independent Accountants and Counsel" in the Statement of Additional Information.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP



December 23, 1998
2400 Eleven Penn Center
Philadelphia, Pennsylvania